Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces Six Months Earnings

Mt. Pleasant, S.C., July 17, 2013 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $8,041,000, or $1.14 per basic share, for the six months ended June 30, 2013. This compares to unaudited net income of $1,746,000, or $0.25 per basic share, for the six months ended June 30, 2012.  The June 30, 2013 income per share is based on 7,072,869 basic average shares compared to 7,037,787 basic average shares for 2012.

The year to date 2013 results include the reversal of the deferred tax asset (DTA) valuation allowance resulting in the recognition of a tax benefit of approximately $6,363,000, or $0.90 per share.  The reversal was reflective of sustained profitability and improving credit quality that has led to significantly lower credit related costs supporting the anticipated capacity to utilize the DTA in future periods to reduce income tax payments.    The second quarter of 2013 represents the sixth consecutive quarter of net income.  The impact of the DTA valuation allowance reversal, coupled with operating earnings, increased the Company’s book value to $5.85 per share as of June 30, 2013.

For the quarter ended June 30, 2013, the unaudited net income was $7,035,000, or $0.99 per basic share. This compares to an unaudited net income of $503,000, or $0.07 per basic share for the quarter ended June 30, 2012. The June 30, 2013 income per share is based on 7,074,123 basic average shares compared to 7,044,398 basic average shares for the quarter ended June 30, 2012.  The DTA valuation allowance reversal contributed $6,418,000, or $0.91 per basic share, to net income for the quarter.

For the six months ended June 30, 2013, net interest income increased $425,000 from $6,481,000 for the six months of 2012 to $6,906,000 for the six months ended June 30, 2013.  The Company’s annualized net interest margin improved by 43 basis points to 3.85% for the first six months of 2013 from 3.42% for the first six months of 2012, due to the continued significant reduction in our cost of funds.

Noninterest income decreased to $1,280,000 for the first six months of 2013 from $1,531,000 for the first six months of 2012, primarily due to $215,000 of securities gains and $124,000 of gains on sales of fixed assets during the 2012 period, compared to only $105,000 of gains from sales of securities in the 2013 period. There were no gains on the sale of fixed assets during the first six months of 2013.

Noninterest expense levels increased to $6,508,000 for the six months ended June 30, 2013 from $5,797,000 for the six months ended June 30, 2012.  The first six months of 2012 included the benefit of $964,000 in net gains on sales of other real estate owned compared to only $314,000 for the six months ended June 30, 2013.

Total assets as of June 30, 2013 were $444.3 million compared to $438.2 million as of December 31, 2012, an increase of 1.4%. Loans, excluding loans held for sale, increased to $328.8 million, or 0.4% from $327.5 million as of December 31, 2012. Deposits during the same period increased 1.6%, or $5.1 million, to $324.8 million. Brokered and wholesale time deposits totaled $1.2 million, a decrease of $12.3 million, while retail time deposits decreased by $4.9 million.  Noninterest bearing demand deposits increased by $12.2 million, while all other interest bearing non time deposits increased by $10.1 million. Other borrowings decreased 9.4% to $63.4 million.

“The 2013 results reflect the continued improvement of our net interest margin, continued decreased levels of nonperforming assets, and an improved deposit mix. These items are helping us achieve our goals of increased core earnings and a strong capital base,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

The Company’s ratio of nonperforming assets to total assets was 3.53% as of June 30, 2013, compared to 6.12% as of June 30, 2012.  The allowance for loan losses as a percentage of loans was 2.26% as of June 30, 2013, compared to 2.66% as of June 30, 2012.  The allowance for loan losses as a percentage of total nonperforming loans totaled 72.45% as of June 30, 2013, compared to 50.85% as of June 30, 2012.

The subsidiary bank’s capital position as of June 30, 2013 remains substantially in excess of regulatory well-capitalized requirements, with Tier 1 capital to average assets of 10.46%.    “We continue to be encouraged by the future direction of our Company given our capital strength and improvement in core operations,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	June 30, 2013	June 30, 2012
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,473	$3,304
Provision for loan losses	-	330
Noninterest income	691	625
Noninterest expenses	3,547	3,145
Net income	$7,035	$503

PER SHARE DATA
Net income per share
Basic	$0.99	$0.07
Diluted	$0.99	$0.07

BALANCE SHEET DATA
Total assets	$444,344	$438,868
Total deposits	324,786	338,477
Total loans (net)	321,419	315,858
Investment securities	40,953	54,701
Other borrowings	63,364	54,138
Junior subordinated debentures	10,310	10,310
Shareholders' equity	41,412	32,500

Average shares outstanding1
Basic	7,074,123	7,044,398
Diluted	7,074,123	7,044,398

Book value per share1	$5.85	$4.61

Key ratios
Return on assets2	6.47%	0.46%
Return on equity2	67.69%	6.29%
Equity to asset ratio	9.32%	7.41%
Nonperforming assets to assets3	3.53%	6.12%
Reserve to loans	2.26%	2.66%
Reserve to nonperforming loans4	72.45%	50.85%
Net interest margin2	3.85%	3.42%

1 Prior period per share amounts adjusted for 15% stock dividends paid during January 2013 and June 2013.
2 Ratios for three months are annualized.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
4 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	June 30	December 31
	2013	2012

Assets
Cash and cash equivalents	$30,215	$21,984
Investments	40,953	48,367
Loans held for sale	2,303	1,789
Loans	328,846	327,469
Less: Allowance for loan losses	7,427	8,159

Net loans	321,419	319,310
Fixed assets	21,455	21,653
Other assets	27,999	25,118

Total Assets	$444,344	$438,221

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$50,973	$38,797
Interest bearing nontime	125,389	115,245
Time deposits	148,424	165,590

Total deposits	324,786	319,632
Other borrowings	63,364	69,949
Other liabilities	4,472	4,066
Junior subordinated debentures	10,310	10,310

Total liabilities	402,932	403,957

Shareholders' Equity
Common Stock	54,500	54,437
Accumulated deficit	(10,960)	(19,002)
Accumulated other comprehensive loss	(2,128)	(1,171)

Total shareholders' equity	41,412	34,264

Total Liabilities and
Shareholders' equity	$444,344	$438,221

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)

	Six Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$8,362	$8,377	$4,161	$4,222
Interest on investments	491	651	239	347
Interest on Fed funds sold	13	16	7	10

Total interest income	8,866	9,044	4,407	4,579

Interest expense	1,960	2,563	934	1,275

Net interest income	6,906	6,481	3,473	3,304
Provision for loan losses	0	430	-	330

Net interest income after provision	6,906	6,051	3,473	2,974

Noninterest income	1,280	1,531	691	625

Total operating income	8,186	7,582	4,164	3,599

Noninterest expense
Salaries and benefits	3,555	3,231	1,876	1,635
Occupancy and equipment	1,458	1,476	705	741
Other expenses	1,495	1,090	966	769

Total noninterest expense	6,508	5,797	3,547	3,145

Income before taxes	1,678	1,785	617	454

Income tax expense	(6,363)	39	(6,418)	(49)

Net income	$8,041	$1,746	$7,035	$503

Basic net income per share	$1.14	$0.25	$0.99	$0.07

Diluted net income per share	$1.14	$0.25	$0.99	$0.07

Average number of shares
Basic	7,072,869	7,037,787	7,074,123	7,044,398
Diluted	7,072,869	7,037,787	7,074,123	7,044,398